Media:	Investors:
Thomas Furr Smart Online Inc. 919-765-5000 tfurr@smartonline.com	David K. Waldman/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com

Valdis Hellevik
Axis Public Relations
650-401-7700
valdis@axispr.com

Smart Online To Present at the Wall Street
Analyst Forum 2005 Analyst Conference

RESEARCH TRIANGLE PARK, N.C., November 28, 2005 — Smart Online Inc. (OTCBB: SOLN), a leading provider of Software-as-Services (SaS) for the small business (SB) market, announced that Michael Nouri, chief executive officer, and Tom Furr, chief operating officer, will present at the Wall Street Analyst Forum 2005 Analyst Conference at The Roosevelt Hotel on Wednesday, November 30. Smart Online’s presentation is scheduled for 11:40 a.m. Eastern time.

The presentation will be broadcast live via the Internet and can be accessed from the investor relations section of the company’s website: www.smartonline.com. The replay will be available within 2 hours of the live presentation and will remain available for 30 days following the conference.

About Smart Online Inc.
Smart Online Inc. is a pioneer of Web-native applications for the small business market, converting its business applications to a Software-as-Services (SaS) Web delivery model in 1999. Today, the company markets its Web-based business applications to customers via http://www.smartonline.com and private-labels its syndicated software services to Fortune 2000 corporations in the financial services, media, manufacturing and telco industries. These companies private-label Smart Online’s applications on their Web sites to assist their customers in running businesses more efficiently without the upfront capital typically required for integrated business software and IT resources.

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Smart Online, the Smart Online logo, and OneBiz are trademarks and/or registered trademarks of Smart Online Inc. in the United States. Other names belong to their respective owners.